Exhibit 4.79

Shaowu City Qianling Hydroelectric Station Grid Connection Agreement

This Agreement is entered into by and between Shaowu Power Supply Bureau (hereinafter “Party A”) and Shaowu City Jinling Power Generation Co., Ltd. (Qianling Hydroelectric Station) (hereinafter “Party B”).

In order to strengthen a unified management of grid, define each Party’s responsibilities, ensure an orderly power generation, supply and consumption, as well as a safe, economical and rational use of electricity, Party A and Party B have consulted each other in the principle of “equality and mutual benefit, common observation”, and enter into the following agreement:

1	Basic Information

	1.	the installed capacity of the Station: 10,000 kW;

	2.	the annual power generation of the Station: the designed target of the annual power generation is 37,000,000 kWh; the annual power utilization time is 3,700 hours;

	3.	grid connection method: Party B shall transmit electricity to Shaikou Power Transformer Station to be connected to the grid by 35kV Shaiqian line;

	4.	main transformer of the Station: the capacity of the main transformer of the Station is 6,300 kVA; 35 KV/0.4kV;

5.

electricity used by the Station: If Party B stops operation of the whole Station, electricity it needs shall be supplied from Party A’s grid. In such a case, consumption of electricity of the Station shall be calculated by the actual use of the whole Station on a monthly basis. Party A shall invoice Party B for the payment of tariff.

2	Maintenance and Management

1.

Party A and Party B agree that the property rights demarcation point shall be set at the T connection point of pole #01 of the 35kV Shaiqian line. The property right of the section from the property right demarcation point to the Station shall belong to Party B and be maintained by Party B; the property right of the section from the property right demarcation point to the Shaiqian line shall belong to Party A and be maintained by Party A.

2.

Party B shall maintain and manage the property right demarcation point in accordance with the rules of Party A or its supply office. When Party A or its supply office requires Party B to stop operation of the Station by disconnecting generators in order to check the on-grid line and take safety measures, Party B shall unconditionally abide by such instructions and do a good job in taking safety measures and preventing any internal reverse transmission of electricity to the line being checked.

3.

If the electricity to be used by the Station itself is transmitted reversely into the grid when Party A’s line is being inspected or repaired in the Station resulting in an accident, Party B shall be solely liable for the accident and pay an indemnity. Moreover, Party A shall have the right to disconnect the generators or stop purchasing electricity generated by the Station.

3	Measurement and Tariff Calculation

1.

Electric quantity measuring devices shall be deployed and managed in accordance with the power industry’s standards set forth in the Electric Quantity Measuring Device Technical Management Regulations (DL/T448—2000). Party A and Party B agree after consultation to set the electric quantity measuring point at the 35 kV gateway of the Party B’s Station and install one full motion-control active electric quantity measuring device and one reactive electric quantity measuring device, both with the accuracy degree of 0.2. Party A shall be responsible for daily supervision, calibration and management of the electric quantity measuring devices, the ownership of which belongs to Party B.

2.

Party B shall abide by the unified dispatching arrangement of the provincial grid, generate electricity in accordance with the active operational curve and reactive operational curve assigned by the dispatching office. The assessment of Party B’s electric quantity generated and the power factor as well as the tariff calculation for the active and reactive electric quantity shall be conducted in accordance with relevant provisions of the document (Min Dian Ying [2000] No. 1265).

3.

The method of the on-grid electricity fees calculation is as follows: Party B’s figures for tariff calculation shall be the readings on the electric quantity measuring devices at 9:00 AM of 28th each month and be confirmed by both Parties. In the event either Party has discovered any breakdown of such devices, it shall promptly notify the other Party and correct the device concerned in conjunction with relevant departments. The on-grid electric quantity shall be calculated as follows:

The on-grid tariff shall follow the tariff approved by the price administrative authorities, and verified and approved by the relevant department of the provincial power administrative bureau.

4.

Form and date of payment: Party B shall submit to Party A its previous month’s tariff settlement data in respect of its on-grid electric quantity within 5 days after the taking of the readings, as well as the dedicated invoice in respect of the previous month’s VAT at the rate of 6% of the electricity fees (which must be in compliance with laws and regulations) within 5 days after the taking of readings. After receiving this invoice, Party A shall pay the electricity fees for the previous month’s on-grid electric quantity to Party B before 25th of the current month.

5.

Party A shall maintain the electric quantity measuring devices regularly in accordance with relevant provisions of the regulations, and request the provincial power experiment and research institute and Shaowu Power Supply Bureau to calibrate the on-grid kilowatt-hour meters. Party B must not willfully make changes to the electric quantity return circuit or break the seal on the electric quantity measuring devices. In case of any abnormal measurement in the course of operation, it shall be promptly notified to Party A and Party B.

4	Conditions for Grid Connection

	1.	Party B must satisfy the following conditions for connecting the units of its small hydroelectric stations to the grid:

1.1

The units, boost converters, relevant switch stations, relay protection and auxiliary equipment of the stations under Party B are established according to designs, complete, and must pass an all-round test and acceptance inspection before being put into production.

		1.2	The main and auxiliary equipment of the units of Party B is complete, and must pass an all-round test and acceptance inspection before being put into operation.

1.3

The two independent dedicated communication facilities between Party B and the dispatching centre of Shaowu Power Supply Bureau must be tested and proved to be qualified in the presence of both Parties, their equipment is complete, and the facilities have already been put into operation.

		1.4	The grid administrative department of the provincial power company shall be responsible for the examination and approval of the above grid connection conditions.

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2.

Shaowu Power Supply Bureau shall issue an examination opinion in respect of the Station’s relay protection, safe and automatic devices, etc. to Party B within 10 days after the date of receipt of all information and materials.

	3.	Party B shall complete the test of each unit, compile the test data, and submit the same to Shaowu Power Supply Bureau.

4.

Party B shall be responsible for the preparatory work before the operation of the Station, and submit an approved name list of persons on duty and principal persons in charge of the Station, as well as its communication guidelines to Shaowu Power Supply Bureau before the date of first connection to the grid. The dispatching centre of Shaowu Power Supply Bureau shall complete the preparatory work before the date of first connection to the grid, and provide a name list of dispatching persons on duty and principal persons in charge, as well as its communication guidelines to Party B before the date of first connection to the grid.

5.

Party B shall notify the dispatching centre the date of proposed first connection to the grid of each unit in writing, and also the commencement procedures and the commissioning program of the on-grid units 10 days in advance. The dispatching centre of Shaowu Power Supply Bureau shall give its opinion within 10 days after the receipt of Party B’s notice stating the proposed date of the first connection to the grid. Party A and Party B shall endeavor to discuss and determine the commencement procedures and the commissioning program within 10 days without violating the conditions set out in this section.

6.

Party B must formulate a strict and complete technical measures statement to ensure the safety of the large grid in the course of grid connection, and file the same to the dispatching centre and the production office of Shaowu Power Supply Bureau for record.

5	Miscellaneous

	1.	Party B may not directly supply power to users except for the production and daily life in the area under its management.

2.

Party A and Party B shall separately enter into a dispatching agreement and an electricity fees agreement in accordance with the Grid Dispatching Administrative Regulations, and shall be attached as schedules to this Agreement.

3.

Party A and Party B shall each be responsible for the maintenance of its proprietary equipment in strict accordance with this Agreement. In case of any losses caused by a line trip to a Party as a result of breach of contract by the other Party, the breaching Party shall be liable to compensate the non-breaching Party.

	4.	Party B shall make good on the spot for the reactive electric quantity; Party A shall not set off such reactive electric quantity.

5.

The term of this Agreement shall commence on 19 October 2000 and end on 18 October 2001. In case of any differences in opinion, the Parties may separately enter into a supplementary agreement. If there is no difference in opinion by the date of expiration of this Agreement, this Agreement shall continue to be effective. This Agreement shall come into force only when it is affixed with the official seals of both Parties.

	6.	If this Agreement contravenes any provisions of the state or competent authorities, follow the relevant provisions of the state or the competent authorities.

	7.	Matters not covered in this Agreement shall be resolved by both Parties through consultations. In case of any dispute, such dispute may be settled by the provincial power company.

	8.	This Agreement shall be executed in four original copies; each Party shall hold 2 copies.

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Party A:

Legal Representative:

19 October 2000

Party B:

Legal Representative: (seal of Wang Wangqing affixed)

19 October 2000

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Property Rights Demarcation Diagram